Filed with the Securities and Exchange Commission on September 25, 2002
Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mattson Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0208119
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2800 Bayview Drive
Fremont, California 94538

(Address of principal executive offices) (Zip code)

Mattson Technology, Inc.
Amended and Restated 1989 Stock Option Plan
and 1994 Employee Stock Purchase Plan

(Full title of the plan)

Ludger Viefhues
Executive Vice President-Finance and Chief Financial Officer
Mattson Technology, Inc.
2800 Bayview Drive
Fremont, California 94538

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (510) 657-5900.

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered[1]	Amount to be registered	Proposed maximum offering price per share[2]	Proposed maximum aggregate offering price[2]	Amount of registration) fee

Amended and Restated 1989 Stock Option Plan
Common Stock Par Value $0.001	800,000	$1.94	$1,552,000	$142.78

1994 Employee Stock Purchase Plan
Common Stock Par Value $0.001	1,000,000	$1.64	$1,640,000	$150.88

TOTAL	1,800,000			$293.66

[1]	The securities to be registered include options and rights to acquire such Common Stock.

[2]
Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. As to the shares under the Amended and Restated 1989 Stock Option Plan, the price is based upon the average of the high and low prices of the Common Stock on September 23, 2002, as reported on the Nasdaq National Market. The 1994 Employee Stock Purchase Plan establishes a purchase price equal to 85% of the fair market value of the Company’s Common Stock and, therefore, the price for this plan is based upon 85% of the average of the high and low prices of the Common Stock on September 23, 2002, as reported on the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

Mattson Technology, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a)  The Company’s latest annual report on Form 10-K, filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission on April 1, 2002 (File No. 000-24838).

Arthur Andersen LLP has not consented to the incorporation by reference in this registration statement of their report on the financial statements of Mattson Technology, Inc. (the “Company”) that is included in our most recent annual report on Form 10-K, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a under the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this registration statement, you will not be able to recover against Arthur Andersen LLP under Section 11(a) of the Securities Act of 1933, as amended.

Section 11(a) provides that if any part of a registration statement, at the time such registration statement becomes effective, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless such person knows of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation that is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation that purports to have been prepared or certified by the accountant. This Registration Statement on Form S-8 incorporates under Item 3 certain filings of the Company that include financial statements certified by Arthur Andersen.

Because we are unable to obtain Arthur Andersen’s written consent to the incorporation by reference of their report on such financial statements, Rule 437a permits us to file this Registration Statement without that written consent. Because it did not consent, Arthur Andersen does become subject to liability under Section 11(a), as discussed above. Consequently, stockholders would be unable to sue Arthur Andersen under Section 11(a) in connection with the purchase or sale of securities. However, other persons who are subject to liability under Section 11, including the Company’s officer and directors, may still rely on Arthur Andersen’s original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

(b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c)  The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel

Inapplicable.

Item 6.    Indemnification of Directors and Officers

Delaware law authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of the directors’ “duty of care.” While the relevant statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on directors’ duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends and approval of any transaction from which a director derives an improper personal benefit.

The Company has adopted provisions in its Certificate of Incorporation, which eliminate the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, the Company’s state of incorporation, including those circumstances in which indemnification would otherwise be discretionary under Delaware Law.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.    Exemption From Registration Claimed

Inapplicable.

Item 8.    Exhibits

See Exhibit Index.

Item 9.    Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 25, 2002.

MATTSON TECHNOLOGY, INC.

By:	/s/ LUDGER VIEFHUES

Ludger Viefhues Executive Vice President-Finance and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

The officers and directors of Mattson Technology, Inc. whose signatures appear below, hereby constitute and appoint David Dutton and Ludger Viefhues, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 25, 2002.

Signature	Title

/s/ DAVID DUTTON David Dutton	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ LUDGER VIEFHUES Ludger Viefhues	Executive Vice President-Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ JOCHEN MELCHIOR Jochen Melchior	Chairman of the Board

Brad Mattson	Vice Chairman of the Board

/s/ SHIGERU NAKAYAMA Shigeru Nakayama	Director

/s/ KENNETH KANNAPPAN Kenneth Kannappan	Director

/s/ HANS-GEORG BETZ Hans-Georg Betz	Director

/s/ KENNETH G. SMITH Kenneth G. Smith	Director

EXHIBIT INDEX

5.1	Opinion re legality.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Independent Public Accountants – unavailable and omitted pursuant to Rule 437a.

24.1	Power of Attorney (included in signature pages to this registration statement).

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